Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Cal‑Weld, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333‑215984 and 333‑219846) on Forms S‑8 of Ichor Holdings, Ltd. of our report dated October 4, 2017, with respect to the balance sheets of Cal‑Weld, Inc. as of June 30, 2017 and 2016, and the related statements of operations, shareholder’s equity, and cash flows for each of the years in the two‑year period ended June 30, 2017, which report appears in the Form 8‑K of Ichor Holdings, Ltd. expected to be dated October 6, 2017.

/s/ KPMG LLP

Portland, Oregon

October 4, 2017